PENNZOIL COMPANY                     NEWS
PUBLIC RELATIONS DEPARTMENT - PENNZOIL PLACE - P. O. Box 2967 -
       HOUSTON, TEXAS  77252-8200

FOR IMMEDIATE RELEASE

                                     CONTACT: Tom Powell
                                              713/546-8686
                                              John Sparks
                                      Gulf Canada Resources
                                              403/233-4049

         Pennzoil Completes Canadian Properties Sale


     HOUSTON (July 17, 1996) -- Pennzoil Co. (NYSE:PZL) has completed the previously announced sale of its non-strategic Canadian oil and gas assets to Gulf Canada Resources Limited for approximately US$184 million (C$250 million). Pennzoil will use the cash proceeds primarily to reduce debt.
     The properties, located in Alberta and British Columbia, include net proven reserves of approximately 35 million barrels of oil equivalent (6,000 cubic feet of gas = 1 barrel of oil). Current gross production, including royalty share, is 7,000 barrels of liquids (5,500 bbls. net to Pennzoil) and about
40 million cubic feet of natural gas (34 MMcf net) daily.
     In addition to the sale, Pennzoil and Gulf Canada have created a 50-50 joint venture to develop natural gas reserves in the Zama-Virgo area of Alberta, with each company contributing reserves and capital to the joint venture equally.

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